Exhibit 99.1

TranSwitch Corporation Announces Second Quarter 2006 Results

SHELTON, CT — July 26, 2006 • TranSwitch Corporation (NASDAQ: TXCC) today announced that it posted second quarter 2006 net revenues of approximately $10.3 million and a net loss of ($1.3) million, or ($0.01) per basic and diluted common share. This compares to second quarter 2005 net revenues of approximately $8.0 million and a net loss of ($12.7) million, or ($0.12) per basic and diluted common share.

“The second quarter, 2006 was a strong quarter for TranSwitch from a revenue, margin, and design-win point of view and we enter the third quarter, 2006, with a strong confidence regarding the long-term prospects of TranSwitch Corporation. This is based on the fact that we have design-wins in key platforms of most of the Tier-1 customers, we have a product portfolio second to none, our balance sheet is strong and we have been successful in reducing our expenses systematically,” commented Dr. Santanu Das, President and CEO of TranSwitch Corporation.

“We have been consistently securing significant design-wins and the task at hand is to translate these design-wins to production volume and this is where we are focused on in our applications support,” continued Dr. Das.

The net loss for the second quarter, 2006 includes the following non-cash items:

•	Other income of approximately $1.8 million reflecting the change in the fair value of the derivative liability relating to the Company’s 5.45% Convertible Plus Cash NotesSM (the “Plus Cash Notes”) due September 30, 2007, compared to other expense of $4.7 million on the change in the fair value of the derivative liability in the second quarter of 2005;

•	Interest expense of approximately $0.4 million relating to the on-going amortization of the debt discount related to the Company’s Plus Cash Notes compared to such amortization of $1.2 million in the second quarter, 2005; and

•	Stock option expense of $0.7 million, as a result of the Company’s adoption of FAS 123R, of which $0.2 million is included in research and development, $0.2 million is included in marketing and sales and $0.3 million is included in general and administrative.

For the six months ended June 30, 2006, the Company posted net revenues of approximately $20.0 million and a net loss of ($6.9) million, or ($0.06) per basic and diluted common share. This compares to net revenues of approximately $17.0 million and a net loss of ($19.0) million, or ($0.18) per basic and diluted common share in the comparable period of 2005.

During the second quarter, 2006, the Company reported a gross margin on product revenues of $7.0 million or 71%. This margin was impacted by a cost of sales benefit totaling $0.8 million from the sale of inventory that was previously written-off.

“Based on our current visibility, we project revenue of around $10.3 million in the third quarter, 2006 with $9.0 million coming from product sales and $1.3 million from Mysticom I.P. business. For the second half of this year, Mysticom should be cash-flow and P&L neutral,” continued Dr. Das. “Our opening product backlog was approximately $6.8 million for the third quarter. Our third quarter 2006 net loss is estimated to be in the range of ($0.03) to ($0.04) per basic and diluted common share. This net loss estimate for the third quarter of 2006 excludes any adjustment to the fair value of the derivative liability associated with our 5.45% Convertible Plus Cash NotesSM. The non-cash adjustment to fair value is based on several estimates, including our common stock price during the quarter ending September 30, 2006,” concluded Dr. Das.

Additional details on TranSwitch’s second quarter results will be discussed during a conference call regarding this announcement today at 5:30 pm eastern time. To listen to the live call, investors can dial 719-457-2621 and reference confirmation code: 8222424. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through August 4, 2006. To access the replay, dial 719-457-0820 and enter confirmation code: 8222424. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

For more information contact:

Peter J. Tallian

Senior Vice President, Chief Financial Officer and Treasurer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2427

Fax: 203/926-9453

www.transwitch.com

TranSwitch Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net revenues:
Product revenues	$9,819	$7,951	$19,032	$16,989
Service revenues	500	—	932	9

Total net revenues	10,319	7,951	19,964	16,998
Cost of revenues:
Cost of product revenues	2,834	2,077	4,507	4,881
Provision for excess and obsolete inventories	—	93	—	573
Cost of service revenues	189	—	391	—

Total cost of revenues	3,023	2,170	4,898	5,454

Gross profit	7,296	5,781	15,066	11,544
Operating expenses:
Research and development	5,094	5,635	10,580	11,846
Marketing and sales	3,079	2,406	5,921	5,113
General and administrative	1,642	1,272	3,120	2,472
Restructuring charge and asset impairments	182	1,048	403	2,527

Total operating expenses	9,997	10,361	20,024	21,958

Operating loss (Note 1)	(2,701)	(4,580)	(4,958)	(10,414)
Other (expense) income:
Change in fair value of derivative liability	1,808	(4,692)	2,446	(3,065)
Loss on extinguishment of debt	—	—	(3,124)	—
Impairment of investments in non-publicly traded companies	—	(1,450)	—	(1,450)
Interest income (expense):
Interest income	656	748	1,205	1,445
Interest expense	(983)	(2,603)	(2,336)	(5,391)

Interest expense, net	(327)	(1,855)	(1,131)	(3,946)

Total other (expense) income, net	1,481	(7,997)	(1,809)	(8,461)

Loss before income taxes	(1,220)	(12,577)	(6,767)	(18,875)
Income tax expense	103	120	142	145

Net loss	$(1,323)	$(12,697)	$(6,909)	$(19,020)

Basic and diluted loss per common share:
Net loss	$(0.01)	$(0.12)	$(0.06)	$(0.18)

Basic and diluted average common shares outstanding	127,216	103,730	121,746	103,607

Note 1: Stock-based compensation expense included in cost of revenues and operating expenses are as follows:
Cost of revenues	$36	$—	$61	$—
Research and development	203	85	318	85
Marketing and sales	220	—	368	—
General and administrative	244	33	393	33

Total	$703	$118	$1,140	$118

TranSwitch Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and short-term investments	$64,398	$72,702
Accounts receivable, net	4,685	3,784
Inventories	4,289	2,375
Prepaid expenses and other current assets	2,012	1,961

Total current assets	75,384	80,822

Property and equipment, net	3,044	3,508
Goodwill	4,829	—
Other assets	4,158	2,496

Total assets	$87,415	$86,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$7,639	$6,716
Restructuring liabilities	763	721
Deferred revenue	881	—

Total current liabilities	9,283	7,437

Restructuring liabilities – long-term	20,881	21,038
5.45% Convertible Plus Cash NotesSM due 2007, net of debt discount of $2,238 and $5,695, respectively	27,916	49,102
Derivative liability	3,594	6,040

Total liabilities	61,674	83,617

Commitments and contingencies

Total stockholders’ equity	25,741	3,209

Total liabilities and stockholders’ equity	$87,415	$86,826